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                                                                 Exhibit (a)(14)

                                AMENDMENT NO. 13
                         TO THE DECLARATION OF TRUST OF
                                 NORTHERN FUNDS
                          (A DELAWARE STATUTORY TRUST)

      The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Northern Funds on May 5, 2006.

      RESOLVED, that pursuant to Article V of the Agreement and Declaration of Trust of Northern Funds (the "Trust"), an unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Trust be, and hereby are, classified into each initial class of shares in each of the following series of shares: Multi-Manager Mid Cap Fund, Multi-Manager Small Cap Fund and Multi-Manager International Equity Fund (the "New Funds");

      FURTHER RESOLVED, that each share of each such class of the New Funds shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Agreement and Declaration of Trust of the Trust with respect to its shares of beneficial interest; and

      FURTHER RESOLVED, that the officers of the Trust be, and each hereby is, authorized and empowered to execute and deliver any and all documents, instruments, papers and writings, including, but not limited to, any instrument to be filed with the Secretary of State of the State of Delaware, and to do any and all other acts, in the name of the Trust and on its behalf, as he, she or they may deem necessary or desirable in connection with or in furtherance of the foregoing resolutions.

Date:  May 5, 2006                      /s/ Jeffrey A. Dalke
                                        ----------------------------------------
                                        Jeffrey A. Dalke
                                        Secretary